AGREEMENT

     THIS AGREEMENT is entered into this 9th day of May, 1996 by and between North Atlantic Technologies, Inc. ("NAT") and Willis D. Heim ("Heim").

                                 R E C I T A L S

     A. NAT and Heim are parties to an Agreement dated October 25, 1993, and Accommodation Security Agreement dated April 13, 1990 and an Agreement dated March 21, 1990.

     B. NAT's obligations to Heim are secured by an attached and perfected security interest in all of NAT's inventory, accounts, equipment, general intangibles, certain patents, proceeds and products thereof.

     C. On February 1, 1996, NAT filed a petition for relief under Chapter 11 of Title 11 of the United States Code. Pursuant to an Order dated April 19, 1996 confirming NAT's Plan of Reorganization dated March 8, 1996, NAT was restored to its property and assets pursuant to 11 U.S.C.U1141.

     D. As of February 1, 1996 NAT was indebted to First Bank National Association on a line of credit in the approximate amount of $1,450,000 which includes $100,000 in certain letters of credit outstanding.

     E. NAT's obligations to the bank under the line of credit are guaranteed by Heim.

     F. The confirmed NAT Plan of Reorganization restructures the debt to First Bank. The claim is paid by a term note of $500,000 plus interest at a rate of 175 basis points above the Bank's One-Month Reserve Adjusted Certificate of Deposit Rate amortized over five years (the "Term Note"). The balance will remain as a line of credit which will be increased by $200,000 (the "Line of Credit").

     G. Heim has agreed to guarantee this restructured obligation with the Bank. Heim and NAT have agreed to amend and restate the terms of their original agreements to adapt to the terms of the confirmed Plan.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein the parties hereto agree as follows:

     1. Credit extended by First Bank. For the purpose of this Agreement, the First Bank Credit shall be the credit extended by the Bank under its Amended and Restated Credit Agreement entered into following confirmation of NAT's Plan of Reorganization consisting of a revolving line of credit in the initial amount of $1,150,000 and a Term Note of $500,000. The Line of Credit extends to June 1, 1997 and the Term Note has a term of five years.

     2. Guarantee by Heim. Heim will guarantee the First Bank Credit subject to the terms and conditions of this Agreement. NAT agrees to reimburse Heim for any amount he is required to pay on his guarantee, with interest at the rate or rates provided in the First Bank Credit together with his costs and expenses, including reasonable attorneys' fees.

     3. Monthly Fee. On or before the due date of each monthly interest payment owed to the Bank under the Bank Line of Credit NAT will pay Heim an amount equal to 30% of the amount of interest payable to the Bank.

     4. Initial Fee. Promptly following the date of establishment of the line of credit NAT will pay to Heim a cash commitment fee of 4% of the maximum amount of the commitment available on that date, $1,150,000. The amount of $46,000 will be payable by a promissory note in the form annexed hereto as Exhibit A which shall mature 90 days after the Effective Date of the Plan of Reorganization.

     5. Term Note Interest Differential. In the event that the interest rate under the Term Note is less than 12% per annum, NAT will pay to Heim at the end of each month an amount equal to the difference between the interest payable to the Bank for that month on the unpaid principal amount of the Term Note and 1% of such unpaid balance. This fee will be paid so long as the Term Note, or any extensions, modifications or renewals of it, remain outstanding.

     6. Collateral. As collateral security for the guarantee to First Bank, NAT continues and reaffirms its grant to Heim of a security interest in certain assets of NAT under the terms of the Accommodation Security Agreement dated April 13, 1990 and of the Patent Assignments dated November 7, 1990 regarding Patent Nos. 4,596,285, 4,442,886 and 4,308,905, respectively.

     7. Renewal of First Bank Line of Credit. Any renewals to the Line of Credit which First Bank may grant in its discretion, which Heim may consent to guarantee in his discretion, will be subject to an additional 4% annual fee payable in cash at the time of the renewal or extension.

     8. Financial Statements. NAT will furnish Heim with all financial statements it furnishes to the Bank, a weekly cash flow projection report and with all of its management reports to the Board of Directors at the time such reports are furnished to the members of the Board. Heim acknowledges that this information is confidential and proprietary to NAT and is not generally available to persons other than NAT management, its Board of Directors, and other selected representatives and agents of NAT. Accordingly, Heim agrees that such information will not be (a) distributed in either the original or reproduced form other than to his legal and financial advisers, (b) disclosed to any other third party in whole or in part in any manner, or (c) used by Heim or any other person for any purpose other than the relationship which is the subject of this agreement. In any disclosures to Heim's legal or financial advisers the advisers must similarly agree to maintain the confidentiality of the information.

     9. Legal Fees and Expenses. Upon establishment of the First Bank Credit, NAT will reimburse Heim for all reasonable legal fees and expenses and for all charges made by the Bank (including legal fees and expenses incurred by the Bank) and incurred by Heim in connection with the negotiation and execution of and the transactions contemplated by this Agreement as well as incurred in connection with the Chapter 11 proceeding of NAT. Such reimbursement will be made promptly upon the submission by Heim to NAT of reasonable evidence of legal fees and expenses so incurred.

     10. Miscellaneous. This Agreement is binding upon the parties hereto, their respective assessors, assigns, heirs, and legal representatives. This Agreement shall be governed by the laws of the State of Minnesota.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                         NORTH ATLANTIC TECHNOLOGIES, INC.

                         By   /s/Bruce A. Watson, Its President

                         /s/Willis D. Heim